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                                                                      EXHIBIT 21

                                  Subsidiaries

                         Name                              Jurisdiction

Dominion Homes Financial Services, Ltd.                      Ohio

Dominion Structural Warranty Company, LLC                    Ohio

Resolution Property Company, LLC                             Ohio

Alliance Title Agency of Kentucky, LLC                       Kentucky

Dominion Homes of Kentucky, Ltd. (d/b/a "Dominion Homes")    Kentucky

Dominion Homes of Kentucky GP, LLC                           Kentucky

Dominion Homes Realty, LLC                                   Kentucky

     All listed subsidiaries are wholly-owned, except for Dominion Homes of Kentucky, Ltd. ("DHK"). DHK is a Kentucky limited liability partnership whose general partner is Dominion Homes of Kentucky GP, LLC and whose limited partner is Dominion Homes, Inc. DHK is 99% owned by Dominion Homes, Inc. and 1% owned by Dominion Homes of Kentucky GP, LLC.